UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 17, 2005

VESTIN FUND III, LLC

(Exact name of registrant as specified in charter)

Nevada	333-105017	87-0693972

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8379 West Sunset Road Las Vegas, Nevada	89113

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 227-0965

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On January 17, 2005, the members of Vestin Fund III, LLC (the “Company”), at the Company’s special meeting of members, approved the Second Amended and Restated Operating Agreement (the “Second Amended and Restated Operating Agreement”), which allows for (i) redemptions between the first and second years after the date of purchase at a discount of 10% from the value of the member’s capital account and (ii) redemptions at the full value of the member’s capital account after the second anniversary from the date of purchase. Under the Company’s former operating agreement, members who redeemed their units between (i) the first and second anniversaries from the date of purchase received an amount equal to 75% of the member’s capital account, (ii) the second and third anniversaries from the date of purchase received an amount equal to 80% of the member’s capital account, (iii) the third and fourth anniversaries from the date of purchase received an amount equal to 85% of the member’s capital account, and (iv) the fourth and fifth anniversaries from the date of purchase received an amount equal to 90% of the member’s capital account. All other restrictions on redemptions remain unchanged and in effect.

     In addition, the members of the Company ratified the action of the Company’s Manager to amend and restate the Company’s operating agreement to allow for distributions to be paid each month rather than each quarter.

     The Second Amended and Restated Operating Agreement became effective as of January 17, 2005. A copy of the Second Amended and Restated Operating Agreement is filed herewith as Exhibit 3.1 to this Current Report and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit
Number	Description of Exhibit
3.1	Second Amended and Restated Operating Agreement of Vestin Fund III, LLC.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VESTIN FUND III, LLC
	By:	Vestin Mortgage, Inc., its sole manager

Date: January 18, 2005	/s/ Michael V. Shustek Michael V. Shustek Chief Executive Officer

Exhibit Index

Exhibit
Number	Description of Exhibit
3.1	Second Amended and Restated Operating Agreement of Vestin Fund III, LLC.